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                                                                    EXHIBIT 99.1



[INTERVOICE LOGO]                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS
Intervoice, Inc.
Rob-Roy J. Graham
Chief Financial Officer
+1 (972) 454-8712

05-03


                 INTERVOICE TO REVIEW INTANGIBLES FOR IMPAIRMENT
     Sales for Fourth Quarter Fiscal 2003 Estimated to be $38 - $40 Million

DALLAS -- MARCH 11, 2003 -- Intervoice, Inc. (Nasdaq: INTV) announced today that it will review certain of its intangible assets acquired in its 1999 merger with Brite Voice Systems, Inc. for impairment. The intangible assets to be reviewed under Statements of Financial Accounting Standards Nos. 142 and 144 have a net book value of approximately $28.7 million. The Company believes the potential exists that the review could result in a non-cash impairment charge between $15.0 million and $20.0 million. Such a charge would be included in the Company's fourth quarter, fiscal 2003 results. The Company, during February 2003, agreed with its creditors to amend the minimum net worth covenant in its mortgage agreement such that the potential charge does not present a compliance issue.

The Company expects to report sales of between $38.0 and $40.0 million for the fourth quarter of its fiscal 2003, which ended February 28, 2003. The Company is unable to estimate its net loss for the quarter because its accounts are in preliminary form and because it has not completed its intangible impairment review.

"Our systems backlog grew $6.0 million during the quarter to $36.1 million, driven primarily by our enterprise business. The carrier portion of our business continues to be challenging," said David Brandenburg, the Company's Chairman and CEO. "We are pleased that our focus on cost control and balance sheet management allowed us to increase our cash balances by $10.0 million during the quarter to $26.5 million while simultaneously reducing debt during the quarter



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by nearly $3.0 million. We will continue to focus on diversifying and expanding our pipeline of sales opportunities, as well as managing our balance sheet."

The intangible impairment review also will cause the Company's final earnings release to be delayed until late April or early May. However, the Company has scheduled a conference call for 1:00 p.m., central standard time, Wednesday, March 12, 2003 to discuss its preliminary fourth quarter sales and its outlook for the future. To participate in the call, dial 719-457-2629. The conference call confirmation code is 314384. A replay of the call will be available at the Company's web site: www.intervoice.com.

This press release contains forward-looking statements, which are based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

ABOUT INTERVOICE

With more than 21,000 systems deployed around the globe, Intervoice is a world leader in converged voice and data solutions. Intervoice provides the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), our open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVR applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.





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